Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES DRILLING ACCELERATION, CONTINUED ACREAGE ACQUISITION SUCCESS, CAPITAL BUDGET INCREASE AND PROVIDES AN OPERATIONAL UPDATE
Austin, TX — May 16 , 2011 — Brigham Exploration Company (NASDAQ: BEXP) announced that it is accelerating its pace of drilling operations in the Williston Basin and expects to be at 10 operated rigs by July 2011, which is approximately six months ahead of its previously announced schedule. Brigham also announced that it has further expanded its Williston Basin acreage position, primarily as a result of an acquisition in its core de-risked area, and that it currently holds 378,100 net acres, 224,400 of which are located in its core operating projects. As a result of its drilling acceleration and acreage acquisitions, Brigham announced that it has increased its oil and gas capital expenditure budget to $835.5 million. Brigham also provided an update on its drilling and completion activities in the Williston Basin.
Drilling Acceleration
Brigham announced that it will accelerate its pace of operated drilling activities in the Williston Basin by adding rig eight later this month, rig nine in June 2011 and rig 10 in late June or early July 2011. Its 11th and 12th operated rigs are anticipated to be added in the first quarter 2012 and will be specially built walking rigs capable of maximizing efficiencies associated with smart pad drilling. As a result of the acceleration, Brigham anticipates that an additional 8.2 net wells will be spud in 2011.
Williston Basin Acreage Acquisition
Brigham has entered into a binding agreement to acquire additional acreage in the Williston Basin, largely in its core de-risked project areas. As a result of the transaction, which is expected to close in approximately 30 days, Brigham will have approximately 378,100 net acres in the Williston Basin, of which 224,400 are located in its core operating areas. Including the aforementioned transaction, Brigham approximates that its core de-risked drilling inventory now totals 783 net remaining drilling locations.
Updated Oil and Gas Capital Expenditure Budget
As a result of its drilling acceleration and acreage acquisitions Brigham announced that it is increasing its oil and gas capital expenditure budget to $835.5 million in 2011. The bulk of the increase will fund the capital spent in 2011 to drill 8.2 additional net Williston Basin wells, additional acreage acquisitions and the construction of additional support infrastructure to add rail yard facilities west of the Nesson Anticline to create efficiencies for the unloading of oil and gas tubulars and proppant. The expansion of the 2011 capital budget, as is reflected below, is subject to securing additional external capital.

	Initial 2011	May Revised
	Budget	2011 Budget

Drilling	$582.1	$669.2
Land	27.4	79.2
Support Infrastructure	83.2	87.1

Oil and gas capital expenditures	$692.7	$835.5

Williston Basin Operated Drilling and Completion Update
Brigham’s accelerated development of its acreage in North Dakota and Montana is proceeding with four operated rigs drilling in Rough Rider, two operated rigs drilling in Ross and one operated rig drilling in Montana.
In North Dakota, Brigham is currently drilling a Three Forks well in its Rough Rider project area in Williams County and has a Three Forks well waiting on completion in its Ross project area in Mountrail County. Two additional Three Forks wells are anticipated to spud in Rough Rider by mid-summer, both of which are in McKenzie County.
In Montana, Brigham recently completed drilling operations on the Gobbs 17-8 #1H, which is located in Roosevelt County, and will drill two consecutive additional wells in Montana, one of which is located in Roosevelt County and the other in Richland County.
Brigham currently has five wells flowing back, three wells fracing, two of which are being simultaneously fracture stimulated (“zipper fraced”), and 14 wells waiting on completion. To date, Brigham has completed 61 consecutive long lateral high frac stage wells in North Dakota at an average early 24-hour peak rate of approximately 2,880 barrels of oil equivalent.
Brigham is currently running two fully dedicated frac crews focused on completing Brigham operated horizontal wells in the basin. Brigham estimates that it will be capable of fracture stimulating and bringing on line to production a minimum of eight wells per month, with the goal of achieving 10 fracs per month due to the efficiencies gained by zipper fracs.
Management Comments
Bud Brigham, the Chairman, President and CEO, commented, “We’re very excited to announce additional acceleration in the Williston Basin and expect to reach 10 operated rigs by July, roughly six months ahead of our previously announced plan. We believe that our smart pad efficiency initiatives, which incorporate zipper fracs, provide us the flexibility to ramp our operated rig count earlier than anticipated without the need to secure incremental pressure pumping capacity. Given our deep de-risked drilling inventory on our growing core acreage in the Williston Basin, this acceleration helps to accrete additional net asset value to our stockholders by pulling forward wells in the current period that would have otherwise been drilled much later. As we progress and gain more experience with the anticipated efficiencies in drilling and completing our wells utilizing our smart pads, we will revisit our production estimates for the full year 2011 and expect to update production guidance on our second quarter conference call.”

Bud Brigham continued, “Our Land Department continues to exceed expectations with acreage additions that have increased our overall position in the Williston Basin by 13,800 net acres since last year. The majority of the acreage has been added to our core areas in Rough Rider and Montana at favorable per acre rates relative to other recently announced transactions. In addition, included in the updated land capital budget is capital that we have included to continue with our ground floor leasing efforts for the remainder of 2011. In total, we now estimate that we have 783 net de-risked locations remaining to be drilled. If we and other operators continue to see positive results in the Three Forks in Rough Rider, we believe our core de-risked inventory could be as high as 1,283 net remaining locations.”
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include early initial production rates which decline steeply over the early life of wells, particularly our Williston Basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Director of Finance & Investor Relations (512) 427-3300